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                                                                 Exhibit 99.01
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EXODUS AND MIRROR IMAGE PARTNER TO DELIVER SUPERIOR INTERNET PERFORMANCE THROUGH
NEXT GENERATION GLOBAL CONTENT DISTRIBUTION

Exodus to Make $637.5 Million Equity Investment and Offer Mirror Image Services

Santa Clara, Calif., and Woburn, Mass., March 22, 2000-

Exodus Communications(TM), Inc. (NASDAQ: EXDS), a leading provider of complex Internet hosting and managed services, and Mirror Image Internet, Inc., a leading provider of content distribution services, today announced that Exodus(R) has entered into a definitive agreement to make a $637.5 million equity investment in Mirror Image and will offer Mirror Image's content distribution services. Mirror Image is a subsidiary of Xcelera.com Inc. (AMEX:
XLA). Together, Exodus and Mirror Image intend to significantly enhance Web site performance for customers, consumers and e-Business Web sites.

By combining Mirror Image's CAP infrastructure and technology with Exodus' secure, redundant network, state-of-the-art IDCs and managed and professional services, Exodus will be able to offer measurably superior content delivery performance to its more than 2,200 customers without sacrificing any of the security, reliability and scalability they require.

"The combination of Exodus' network, services and Internet Data Centers, and Mirror Image's technology is intended to create the fastest, most scalable and reliable platform for global distribution of Internet content," said Ellen M. Hancock, president and CEO of Exodus. "Customers will be able to benefit from a distinctive performance advantage that is not available elsewhere."

"We are extremely pleased to welcome Exodus as a major shareholder of Mirror Image and joining our vision for the future of the Internet. The confidence they have shown us by making this investment in Mirror Image is very gratifying," said Alexander Vik, CEO of Xcelera.com and chairman of Mirror Image.

"Through this partnership customers can now experience content distribution services designed to effectively handle the expected higher Internet traffic volumes of tomorrow," said Cos Santullo, CEO and president of Mirror Image Internet, Inc. "We are excited to be able to offer the unique capabilities of Mirror Image CAP architecture to one of the Internet's largest group of content providers, the customers of Exodus."

InstaContentSM Global Distribution Service
Exodus plans to leverage Mirror Image's technology to launch the instaContent Global Distribution Service, comprising a secure worldwide network of Content Access Points, or CAPs, established around the world and throughout Exodus' IDC network. Powered by the secure robust network of CAPs, the instaContent Global Distribution Service is designed to deliver unparalleled reliability and security. To maximize performance, availability and resiliency, each CAP features Mirror Image patented technology and state-of-the-art equipment and software from top vendors
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including Cisco, HP, Oracle and Sun. Furthermore, to ensure that content is always fresh, Mirror Image's proprietary content verification algorithm will constantly validate the content stored at the CAPs and automatically update when needed.

"Oracle8i(R) is the standard for building industrial-strength Internet infrastructure offerings," said Ray Lane, president and COO, Oracle Corporation. "Clearly, both companies have already incorporated Oracle8i's unparalleled scalability, reliability and security into their existing offerings, and we are pleased to provide the underpinnings of this new content distribution infrastructure." The service is expected to yield significant Internet performance, delivering unlimited content up to ten times faster than conventional delivery methods. In addition to significantly faster, transparent content delivery, the impact of the instaContent Global Distribution Service is expected to provide:

  .  Greatly reduced load on Internet infrastructure
  .  Instant, unlimited scalability
  .  Global reach with local presence
  .  Unmatched cost efficiencies

"Inktomi has a large installed base of caches located around the world, and we look forward to leveraging these widely distributed caches with the Exodus/Mirror Image content distribution network," said David C. Peterschmidt, chairman, president and CEO of Inktomi. "Exodus and Inktomi enjoy a long standing relationship as mutual customers and partners, and we have been working with Mirror Image since last fall. With today's announcement, we plan to provide enhanced services and products to our customer base solidifying our leadership position as the technology supplier for Internet infrastructure."

About Mirror Image Internet
Mirror Image Internet is the innovative leader in Internet acceleration services, singularly able to consistently deliver requested content faster than any other method, regardless of location or volume demand. This is accomplished using globally deployed patented technology that employs open standards and offers unmatched scalability and reliability. The foundation for this uniquely cost-effective approach is the secure and intelligent Content Access Point (CAP) architecture. Mirror Image is committed to providing content providers, ISPs, enterprises, and end-users with an increasingly superior and satisfying Internet experience. Principally owned by Xcelera.com Inc. (AMEX: XLA), Mirror Image serves customers worldwide through headquarters in Woburn, Mass. For addition information, visit Mirror Image Internet on the Web at www.mirror-image.com
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About Xcelera.com
Xcelera.com, an Internet holding company, trades on the American Stock Exchange under the symbol "XLA". The company's efforts are focused on European Internet companies, Internet infrastructure companies, B2B companies and companies that provide their complete service and value proposition digitally on the Internet. The company is actively expanding its portfolio of Internet companies.

The company presently has interests in Mirror Image Internet, an Internet infrastructure company that speeds up the Web; deo.com, an Internet music portal; MNW Records, Scandinavia's leading record company which plans on producing music over the Internet; e-game.com, a leading developer and distributor of
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adgames; Corechange, a leading Web based infrastructure technology company focused on the B2B market; Wideyes, an international Internet recruitment company focused on the European marketplace; Active ISP, a leading European shared Web hosting company; and Dynamic Imaging, a leading image processing technology company focused on the global business-to-business image processing market. For more information, visit us on the Web at www.xcelera.com.
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About Exodus Communications
Exodus Communications is a leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. The Company offers sophisticated system and network management solutions, along with technology professional services to provide optimal performance for customers' web sites. Through its subsidiary, Service Metrics, Exodus is a leading source of Web site performance monitoring and measurement services. Exodus manages its network infrastructure via a worldwide network of Internet Data Centers (IDCs) located in the United States, Europe and Asia Pacific. More information on Exodus can be found at http://www.exodus.net.
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